SENIOR SUBORDINATED LOAN AND SECURITY AGREEMENT



        THIS SENIOR SUBORDINATED LOAN AND SECURITY AGREEMENT ("Agreement"), dated as of the 2nd day of February 1999, is made and entered into on the terms and conditions hereinafter set forth, among LIBERTY WASTE LENDING COMPANY, LLC, a North Carolina limited liability company ("Lender") and a wholly-owned subsidiary of WASTE INDUSTRIES, INC., a North Carolina corporation ("Waste Industries"), and LIBERTY WASTE SERVICES, LLC, a Delaware limited liability company ("Borrower"), and its direct and indirect subsidiaries: WASTE SERVICES OF N.E. MISSISSIPPI, INC., a Delaware corporation (A.K.A. Waste Services of N.E. Mississippi, LLC), LIBERTY WASTE SERVICES OF DECATUR, INC., a Delaware corporation, LIBERTY WASTE SERVICES MANAGEMENT, INC., a Delaware corporation, LIBERTY WASTE SERVICES OF TENNESSEE HOLDINGS, INC., a Delaware corporation, QUICK GARBAGE PICK-UP SERVICE, INC., a Delaware corporation, and SCOTT SOLID WASTE DISPOSAL COMPANY, a Tennessee corporation (each a "Subsidiary" and together the "Subsidiaries").


                                    RECITALS:


        WHEREAS, Borrower has requested that Lender make available to Borrower loans in the principal amount of up to $11,538,000 (the "Loan") on the terms and conditions hereinafter set forth, and for the purposes hereinafter set forth; and


        WHEREAS, in order to induce Lender to make the Loan to Borrower, Borrower has made certain representations to Lender and Borrower has agreed to grant Lender an option to purchase the business operations of certain of its subsidiaries, all as hereinafter set forth; and


        WHEREAS, Lender, in reliance upon the representations and inducements of Borrower, and Borrower's grant of such option, has agreed to make the Loan upon the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the agreement of Lender to make the Loan, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows.

                                    ARTICLE I

                            SENIOR SUBORDINATED NOTE

        1.01 Authorization of Note. Borrower has authorized the issue and sale of a Senior Subordinated Note in favor of Lender due December 31, 2001, in the aggregate principal amount of up to $11,538,000 (the "Note"), which shall be substantially in the form attached hereto as Exhibit A.
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        1.02 Description of Note. The Note shall be dated the date of issue, to mature on December 31, 2001, and shall bear interest from the date of issuance at a rate of eight percent (8%) per annum (the "Base Rate"), plus three percent (3%) per annum (the "Additional Interest"), of which the Base Rate will be payable quarterly in arrears on (and shall include) the last day of each calendar quarter during the term of the Note (with the first such interest payment being due on March 31, 1999 and subsequent installments being payable on the last day of each calendar quarter thereafter) and the Additional Interest will accrue and be payable on December 31, 2001, and to bear interest on overdue principal and on any overdue installment of interest at the rate of fourteen percent (14%) per annum, whether by acceleration or otherwise, until paid; provided, however, that following the payment in full of the Senior Indebtedness (as defined below), in addition to regularly scheduled payments of interest, principal of $2,884,500 under the Note will be due and payable upon each closing, if any, of the acquisition by Lender (or its designee) of a Business Unit (as defined below) from Borrower or any one or more of the Subsidiaries, or upon the sale by Borrower or any such Subsidiary to a third party if Lender elects not to exercise its option with respect to a particular Business Unit, for a purchase price in excess of $5,000,000 for such Business Unit. Interest on the Note will be computed on the basis of a 360-day year of twelve 30-day months. Subject to Section 4.17 hereof, the Note may be prepaid at any time without penalty or premium; provided, however, that payment or prepayment of the Note will not affect (i) the rights of Lender or its designee under the Option Agreement or under Article VII hereof to exercise its options to acquire certain Subsidiaries and Business Units pursuant to the provisions and during the term of the Option Agreement, or (ii) any obligations of Borrower or any Subsidiary, the performance of which would survive the payment of the Secured Obligations.


        "Business Unit" means any Subsidiary or group of Subsidiaries of Borrower that owns or operates a landfill and/or waste disposal business within a 75-mile radius of a landfill owned or operated by one of those Subsidiaries. The parties acknowledge and agree that the term "Business Unit" may include businesses that have not yet been acquired by Borrower, and the character and composition of those Business Units and their assets and liabilities, cannot at the date of this Agreement be predicted. If Borrower has more than one Subsidiary operating a landfill or waste disposal business within a 75-mile radius of a landfill owned by one of those Subsidiaries, then all of those Subsidiaries will be considered part of a single Business Unit, and may not be purchased separately under the Option Agreement discussed in Article VII, hereof. Neither Borrower nor any of the Subsidiaries anticipate that any of them will own or operate landfills within 150 miles of each other, but if they acquire or contract to operate any such landfills, Waste Industries, Inc. and Borrower will consult in advance and determine the Business Unit radius. As of the date of this Agreement, Borrower has Business Units operating within 75 miles of landfills or landfill projects located in or about Scott County, Tennessee (Scott County Project) and Tippah County, Mississippi (Northeast Mississippi Project). In addition, Borrower has entered letters of intent, or has rights of first refusal, to acquire Business Units located in or about Scott County, Kentucky (Georgetown Project); Hopkins County, Kentucky (Western Kentucky Project) and Boyd County, Kentucky (Ashland Area Project).

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        1.03   Sale and Purchase of Note.

         (a) Closing. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, Borrower agrees to issue and sell to Lender and Lender agrees to purchase from Borrower the Note in the aggregate principal amount of $11,538,000 at a price of 100% of the principal amount thereof.

         (b) Delivery. Delivery of the Note will be made to Lender on February 2, 1999, or such later date as Borrower and Lender shall agree (the "Closing Date") against payment therefor by federal funds wire transfer to Borrower's account in immediately available funds and to the accounts and in the amounts in accordance with Borrower's written instructions (the "Closing"). The Note delivered to Lender on the Closing Date will be delivered to the Lender in the form of a single Note for the full amount of such purchase.

                                   ARTICLE II

                        SECURITY; SUBORDINATION; GUARANTY

        2.01 Security. The Secured Obligations (as defined below) are and shall continue to be secured as follows. Borrower and each Subsidiary (as a guarantor under the Guaranty Agreement (as defined below)) hereby grants, assigns and pledges to Lender a security interest (subordinated only to the security interest granted to the holders of the Senior Indebtedness) in their respective properties and assets and interests in properties and assets, together with all proceeds thereof, wherever located (collectively, the "Collateral"), as follows:

         (a) Equipment. All machinery and equipment, all data processing and office equipment, all computer equipment, hardware and firmware, all furniture, fixtures, appliances, containers and all other goods of every type and description, whether now owned or hereafter acquired and wherever located, together with all parts, accessories and attachments and all replacements thereof and additions thereto; and

         (b) Inventory. All inventory and goods whether held for lease, sale or furnishing under contracts of service, all agreements for lease of same and rentals therefrom, whether now in existence or owned or hereafter acquired and wherever located; and

         (c) General Intangibles. All rights, interests, choses in action, causes of action, claims and all other intangible property of every kind and nature, in each instance whether now owned or hereafter acquired including, but not limited to, all corporate and business records; all loans, royalties, and other obligations receivable; all trade secrets, inventions, designs, patents, patent applications, registered or unregistered service marks, trade names, trademarks, copyrights and the goodwill associated therewith and incorporated therein, and all registrations and applications for registration related thereto; goodwill, licenses, permits, franchises, customer lists and credit files; all customer and supplier contracts, firm sale orders, rights under license and franchise agreements, and other contracts and contract rights; all rights, title and interests under leases, subleases, licenses and concessions and other agreements relating to real or personal property and any security agreements relating thereto; all rights to indemnification; all proceeds of insurance of which Borrower or any Subsidiary, is a beneficiary; all letters of credit,

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

guarantees, liens, security interests and other security held by or granted to Borrower or to any Subsidiary; and all other intangible property, whether or not similar to the foregoing; and

     (d) Accounts, Chattel Paper, Instruments and Documents. All cash, cash equivalents, accounts, accounts receivable, chattel paper, instruments and documents, whether now in existence or owned or hereafter acquired, entered into, created or arising, and wherever located; and

     (e) Real, Personal and Other Property. All personal and real property, leasehold interests and other interests in any other property now owned or hereafter acquired.

Borrower and each Subsidiary, additionally at the option of Lender, will grant to Lender a mortgage or deed of trust ("Mortgage") creating a mortgage lien on any and all real property owned by Borrower or such Subsidiary, as applicable (subordinated only to the security interest granted to the holders of the Senior Indebtedness), in appropriate form for recording in the place where such real property is located, together with such other instruments and documents as may be reasonably required by Lender or Lender's title insurance company. Borrower or the Subsidiary executing such Mortgage shall be responsible for payment of the costs of preparing and recording the same (including reasonable attorneys' fees and recording fees and taxes). Any such real property collateral shall hereinafter be included in the definition of "Collateral".


This Agreement and any other instruments, documents or agreements, including any mortgage or guaranty, now or hereafter securing or perfecting the Secured Obligations are herein collectively referred to as the "Security Instruments." The Security Instruments, together with the Note and any other instruments and documents now or hereafter evidencing, securing or delivered to Lender by Borrower in connection with the indebtedness evidenced by the Note are herein individually referred to as a "Loan Document" and collectively referred to as the "Loan Documents". Borrower and/or any one or more Subsidiaries, as appropriate, will execute additional Security Instruments in order to give effect to the provisions of this Agreement, as directed by Lender. Any security granted to Lender pursuant to this Agreement is given to secure the joint and several obligations of Subsidiaries under the Guaranty Agreement (as defined below).


     2.02 Secured Obligations. Without limiting any of the provisions thereof, the Security Instruments will secure:

     (a) The full and timely payment of the indebtedness evidenced by the Note, together with interest thereon, and any extensions, modifications, consolidations, and/or renewals thereof, and any notes given in payment thereof;

     (b) The full and prompt performance of all of the obligations of Borrower or any Subsidiary, as applicable, to Lender under the Loan Documents to which Borrower or such Subsidiary is a party; and

     (c) The full and prompt payment of all court costs, and other reasonable expenses and costs of whatever kind incident to the collection of the indebtedness evidenced by the Note, the enforcement or protection of the security interests of the Security Instruments or the exercise by

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

Lender of any rights or remedies of Lender with respect to the indebtedness evidenced by the Note, including without limitation reasonable attorney's fees incurred by Lender, all of which Borrower and the Subsidiaries agree to pay to Lender upon demand.

All of the foregoing indebtedness and other obligations are herein collectively referred to as the "Secured Obligations".

        2.03 Subordination. Notwithstanding anything to the contrary in this Agreement or in the Note, the indebtedness evidenced by the Note, including principal and interest, will be subordinate to the prior payment of all Senior Indebtedness on the terms and conditions set forth in the Subordination and Intercreditor Agreement dated February __, 1999, a copy of which is attached hereto as Exhibit B and made a part hereof (the "Subordination Agreement"), among Borrower, Lender and Comerica Bank on behalf of itself and as agent of the senior lenders (the "Senior Lender"), or on such other terms and conditions as shall be acceptable to Lender and any holders of Senior Indebtedness, and in the event such Senior Indebtedness is owed to a creditor other than the Senior Lender, such other creditor shall have the same rights vis-a-vis the Lender as the Senior Lender has against the Lender pursuant to the Subordination Agreement, except as otherwise agreed by Lender and such other creditor. Amendment of the Subordination Agreement or waiver of any provision thereof shall not change the rights of any other holder of Senior Indebtedness, unless such holder of Senior Indebtedness consents in writing thereto.

        2.04 Senior Indebtedness Default. Except as otherwise permitted under the Subordination Agreement, Borrower shall not declare or pay any dividends or make any distributions to the holders of interests or capital stock of Borrower or purchase, redeem or acquire for value any portion of the Note if any default has occurred and is continuing with respect to the payment of principal of, or premium (if any) or interest on, any Senior Indebtedness. Furthermore, any default by Borrower with respect to the Senior Indebtedness shall be an Event of Default under this Agreement and the other Loan Documents; provided, however, that, subject to Section 4.24(b) hereof, any waiver by the Senior Lender or permitted cure of such default under the Senior Indebtedness will be deemed to be a waiver or permitted cure, as the case may be, of such Event of Default under Section 6.01(l) hereof and under the other Loan Documents except to the extent that such default constitutes a separate and independent default under this Agreement or the other Loan Documents without regard to the Senior Indebtedness.

        2.05 Subrogation. In the event of the prior payment of the Senior Indebtedness by Lender, Lender shall be subrogated to the rights of the holder of the Senior Indebtedness to receive payments or distributions of assets of Borrower applicable to the Senior Indebtedness until all amounts paid by Lender on the Senior Indebtedness are recouped in full by Lender, and for the purpose of such subrogation, no payments or distributions to Lender otherwise payable or distributable to the holder of Senior Indebtedness shall, as between Borrower, its creditors (other than the holders of Senior Indebtedness) and Lender, be deemed to be payment by Borrower to or on account of the Note, it being understood that the provisions of Sections 2.03, 2.04 and 2.05 of this Article II are intended solely for the purpose of defining the relative rights of Lender, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

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        2.06 Guaranty by Subsidiaries. Each of the Subsidiaries shall execute the Guaranty Agreement attached hereto as Exhibit C and made a part hereof (the "Guaranty Agreement") jointly and severally guarantying the obligations of Borrower under the Loan Documents.

        2.07 Borrower's Obligations Not Impaired. (a) Nothing contained in this
Article II or in the Note (i) is intended to or shall impair, as between Borrower and Lender, the obligation of Borrower, which is absolute and unconditional, to pay Lender the principal of and interest on the Note as and when the same shall become due and payable in accordance with the terms of the Note or (ii) is intended to or shall affect the relative rights of Lender other than with respect to the holders of the Senior Indebtedness as expressly provided in the Subordination Agreement, nor (b), except as expressly provided in this Article II or in the Subordination Agreement, shall anything herein or therein prevent Lender from exercising all remedies otherwise permitted by applicable law upon the occurrence of an Event of Default under this Agreement or under the Note.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

        Borrower and each Subsidiary hereby represents and warrants to Lender as follows:

        3.01   Legal Status.

        (a) Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the limited liability company power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Borrower is duly qualified to do business and is in good standing in each state in which a failure to be so qualified would have a materially adverse effect on such entity's financial position or its ability to conduct its business in the manner now conducted.

        (b) Liberty Waste Services Management, Inc., Liberty Waste Services of Tennessee Holdings, Inc., Waste Services of N.E. Mississippi, Inc. and Liberty Waste Services of Decatur, Inc. are wholly-owned subsidiaries of Borrower. Quick Garbage Pick-Up Service, Inc. and Scott Solid Waste Disposal Company are wholly-owned subsidiaries of Liberty Waste Services of Tennessee Holdings, Inc. Liberty Waste Services Management, Inc., Liberty Waste Services of Tennessee Holdings, Inc., Waste Services of N.E. Mississippi, Inc. A.K.A. Waste Services of N.E. Mississippi, LLC, Liberty Waste Services of Decatur, Inc. and Quick Garbage Pick-Up Service, Inc. are each duly organized, validly existing and in good standing under the laws of the State of Delaware. Scott Solid Waste Disposal Company is duly organized, validly existing and in good standing under the laws of the State of Tennessee. Each of the entities named in this Section 3.01(b) has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party; and each is duly qualified to do business and is in good standing in each state in which a failure to be so qualified would have a materially adverse effect on such entity's financial position or its ability to conduct its business in the manner now conducted.

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        3.02 Subsidiaries. The entities named in Section 3.01(b) hereof are deemed to be Subsidiaries, as that term is used in this Agreement and the other Loan Documents. The names and addresses of all of the direct and indirect subsidiaries of Borrower are set forth on Schedule 3.02. Except as disclosed on
Schedule 3.02, Borrower has no other subsidiaries and has no direct or indirect ownership interests in any other entity.


        3.03 Authorization. Borrower and each Subsidiary has full legal right, power and authority to enter into and perform its obligations under each Loan Document to which it is a party, without the consent or approval of any other person, firm, governmental agency or other legal entity other than such consents and approvals as have or shall have been obtained as of the Closing. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which Borrower or any Subsidiary is a party, and the performance by Borrower and such Subsidiary of its obligations hereunder and/or thereunder are within its powers and have been duly authorized by all necessary corporate or limited liability company action (as applicable) properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with any provision of law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the articles or certificate of organization or operating agreement of Borrower or the articles or certificate of incorporation or bylaws of such Subsidiary, or any agreement binding upon it or its properties. The officer(s) or manager(s) executing this Agreement, the Note and all of the other Loan Documents to which Borrower or any Subsidiary is a party, is (are) duly authorized to act on behalf of Borrower or such Subsidiary, as applicable.


        3.04 Validity and Binding Effect. This Agreement and the other Loan Documents to which Borrower or any Subsidiary is a party are the legal, valid and binding obligations of Borrower or such Subsidiary, as applicable, enforceable in accordance with their terms.


        3.05 No Consent Required. The execution, delivery and performance by Borrower and each Subsidiary of the Loan Documents to which it is a party do not require the consent or approval of or the giving of notice to any person or entity other than the approval of (a) the managers, directors and/or shareholders of Borrower or such Subsidiary, as applicable, or (b) Senior Lender, as applicable, and such other consents or approvals as have or will have been obtained as of the Closing.


        3.06 Other Transactions. Except as disclosed on Schedule 3.06 and except with respect to the Senior Indebtedness, there are no outstanding loans, liens, pledges, security interests, agreements or other facilities upon which Borrower or any Subsidiary is obligated or by which Borrower or any Subsidiary is bound that will in any way permit any third person to have or obtain priority over Lender as to any of the Collateral granted to Lender pursuant to this Agreement and the other Security Instruments. Subject to receipt of consent from Senior Lender, consummation of the transactions hereby contemplated and the performance of the obligations of Borrower and each Subsidiary under and by virtue of the Loan Documents to which it is a party will not result in any breach of, or constitute a default under, any mortgage, security deed or agreement, conditional sales agreement, deed of trust, lease, bank loan or credit agreement, articles or certificate of organization or operating agreement, license, franchise or any other instrument or agreement to which Borrower or such Subsidiary is a party or by which Borrower

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or such Subsidiary or its properties may be bound or affected or as to which
Borrower or such Subsidiary has not obtained an effective waiver.


        3.07 Capitalization. As of the date hereof, and upon consummation of the transactions contemplated by the Loan Documents, Borrower will have a total of 2,121,414 units of membership interest (referred to as Common Shares) outstanding. Except as set forth in Schedule 3.07 hereto, no holder of any security of Borrower or any Subsidiary is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which Borrower (with respect to a Subsidiary) or such Subsidiary is a party or that are otherwise binding upon Borrower (with respect to a Subsidiary) or such Subsidiary.

        3.08 Place of Business. The records with respect to all intangible personal property constituting the Collateral for the Secured Obligations are and will be maintained at the offices of Borrower at 625 Liberty Avenue, Suite 3100 CNG Tower, Pittsburgh, Pennsylvania 15222; Sulphur Creek Road, Halenwood, Tennessee 37755; and 506 South President
Street, Jackson, Mississippi 39201.

        3.09 Litigation. Except as disclosed on Schedule 3.09, there are no actions, suits or proceedings pending, or, to the knowledge of Borrower or any Subsidiary, threatened, against or affecting Borrower or a Subsidiary or involving the validity or enforceability of any of the Loan Documents or the priority of the liens thereof, at law or in equity, or before any governmental or administrative agency, except actions, suits and proceedings that are fully covered by insurance and that, if adversely determined, would not impair the ability of Borrower or any Subsidiary, as applicable, to perform each and every one of its obligations under and by virtue of the Loan Documents to which it is a party; and Borrower and each Subsidiary is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.


        3.10 Financial Statements. The unaudited financial statement(s) of Borrower and each Subsidiary as of and for the year ended December 31, 1998, have heretofore been delivered to Lender and have been prepared on the basis of generally accepted accounting principles consistently applied ("GAAP"), and fairly present the consolidated financial condition of the Borrower and each Subsidiary, as applicable, as of the date(s) thereof; provided, however, that such financial statements are subject to normal year-end adjustments, which adjustments individually and in the aggregate will not be material, and the absence of footnotes. No material adverse change has occurred in the financial condition of Borrower or any Subsidiary since December 31, 1998, and, except for the Senior Indebtedness, no additional borrowings have been made by Borrower or any Subsidiary since December 31, 1998.


        3.11 No Defaults. Consummation of the transactions hereby contemplated and the performance of the obligations of Borrower and each Subsidiary under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, the articles or certificate of organization or operating agreement of Borrower or the articles or certificate of incorporation or bylaws of any Subsidiary or any mortgage, security deed or agreement, conditional sales agreement, deed of trust, lease, loan or credit agreement, partnership or joint venture agreement, license, franchise or any other material instrument or agreement to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or its properties may be bound or, to the knowledge of Borrower and each Subsidiary, affected.

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        3.12 Compliance with Law. Borrower and each Subsidiary have obtained all material licenses, permits and governmental approvals and authorizations necessary or proper in order to conduct their business and affairs as heretofore conducted. Borrower and each Subsidiary are in compliance with all laws, regulations, decrees and orders applicable to it (including but not limited to laws, regulations, decrees and orders relating to environmental, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except for any noncompliance that, in the aggregate, may not reasonably be expected to have a materially adverse effect on its business, operations, property or financial condition and will not adversely affect its ability to perform its obligations under the Loan Documents to which it is a party.


        3.13 No Burdensome Restrictions. No instrument, document or agreement to which Borrower or any Subsidiary is a party, or by which Borrower or any Subsidiary or its properties may be bound or affected, materially adversely affects, or may reasonably be expected so to affect, the business, operations, property or financial condition thereof.


        3.14 Taxes. Borrower and each Subsidiary, as applicable, has filed or caused to be filed all tax returns that are required to be filed (except for returns that have been appropriately extended), and have paid all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved). No tax liens have been filed against Borrower or any Subsidiary or any of its property.


        3.15 Collateral. Borrower and each Subsidiary have all necessary right, power and authority to grant to Lender a valid and enforceable security interest in the Collateral for the Secured Obligations. Except for any Collateral with respect to the Senior Indebtedness, Lender's security interest in such Collateral constitutes a lien upon and security interest in such Collateral second in priority only to the Senior Lender, and, except for liens arising by operation of law in the ordinary course of Borrower's business and that do not materially impair, in the aggregate, Lender's rights or priority in such collateral, no other person or entity (except the Senior Lender) has any right, title, interest, security interest, claim or lien with respect thereto.


        3.16 Certain Transactions. Except as provided on Schedule 3.16, neither Borrower nor any Subsidiary is indebted, directly or indirectly, to any of its officers, directors, managers or members or to their spouses or children; and none of said officers, directors, managers or members or any members of their immediate families are indebted to Borrower or any Subsidiary or have any direct or indirect ownership interest in any firm or corporation with which Borrower or any Subsidiary has a business relationship, or any firm or corporation that competes with Borrower or any Subsidiary, except that managers, members, officers and/or directors of Borrower and each Subsidiary may own no more than five percent (5%) of the outstanding stock of publicly traded companies that compete directly with Borrower or any Subsidiary. Except as provided on Schedule 3.16, no manager, member, officer or director or any member of their immediate families, is, directly or indirectly, interested in any material

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contract with Borrower or any Subsidiary, and neither Borrower nor any
Subsidiary is a guarantor or indemnitor of any indebtedness, except for the Subsidiaries under the Guaranties.


        3.17 Title to Property. Borrower and each Subsidiary, as applicable, has good and marketable title to its real and personal property, including the Collateral, free and clear of any and all claims, liens, encumbrances, equities and restrictions of every kind and nature whatsoever, except as disclosed on
Schedule 3.17 hereto and except for such claims, liens, encumbrances, equities and restrictions as are not in the aggregate material to the business, operations or financial condition of Borrower or such Subsidiary.


        3.18 Business Units. Borrower or the Subsidiaries have, will have or are working to acquire, at a minimum, Business Units operating within 75 miles of the landfills or landfill projects located in or about Scott County, Tennessee (Scott County Project), Tippah County, Mississippi (Northeast Mississippi Project), Scott County, Kentucky (Georgetown Project); Hopkins County, Kentucky (Western Kentucky Project) and Boyd County, Kentucky (Ashland Area Project). The Borrower's business plan for development of the first four (4) Business Units above, attached hereto as Schedule 3.18, represents the good faith estimate (but not guaranty) of Borrower and its senior management concerning Borrower's most probable course of Business Unit development as of and immediately following the Closing Date. The parties acknowledge that, despite its commercial best efforts, Borrower may not be able to close on one or more of such Business Units.


        3.19 Intellectual Property. Except as disclosed in Schedule 3.19, Borrower and each Subsidiary is the lawful owner of its proprietary information (as defined herein), free and clear of any claim, right, trademark, patent or copyright protection of any third party. As used herein, "proprietary information" includes without limitation any documentation and data related to plans, methods, techniques, drawings, finances, customer lists, suppliers, products, pricing and cost information, processes, procedures, research data owned or used by Borrower or Subsidiary, as applicable, or marketing studies conducted by Borrower and any Subsidiary, as applicable, all of which Borrower and such Subsidiary considers to be commercially important and competitively sensitive and which generally has not been disclosed to third parties other than customers in the ordinary course of business or pursuant to confidentiality agreements whereby the third party is prohibited form disclosing such proprietary information. Borrower and each Subsidiary, as applicable, has good and marketable title to all trademarks, trade names, service marks, copyrights and registrations or applications for registration with respect to all material interests in the Proprietary Information that is or is expected to be included in the products of Borrower or such Subsidiary owned by Borrower or such Subsidiary or used or required by Borrower or such Subsidiary in the operation of its business.


        3.20 Investment Company Act. Neither Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


        3.21 Unsecured Loans. Without limiting the provisions of Section 3.15 hereof, the following obligations of Borrower and/or Subsidiaries, as applicable, under that certain Merger and Stock Acquisition Agreement, dated as of December 15, 1998, by and among, INTER ALIA, Borrower, certain of the Subsidiaries and W. Todd Skaggs (the "Skaggs Agreement"), do not constitute liens against or interests in the Collateral and are and shall remain unsecured as to Borrower and the applicable Subsidiaries and their respective assets and properties: (a) payments totaling approximately $1,000,000 due to W. Todd Skaggs under Section 1.5 of the Skaggs Agreement, and (b) annuity payments due to W. Todd Skaggs of $156,000 per year for 10 years under Section 1.6 of the Skaggs Agreement.


        3.22 Solvency. Borrower and each Subsidiary is solvent as of the date of this Agreement. For purposes of this Section 3.22, "solvent" shall mean Borrower and each Subsidiary (i) is able to pay its debts as they mature and (ii) owns assets having present fair saleable value greater than the amount required to pay its debts.

        3.23 Compliance with Environmental Laws. Borrower and each Subsidiary has duly complied with, and its properties are owned and operated in compliance in all material respects with, all federal, state and local environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (codified as amended, 42 U.S.C. ss.ss. 9601 ET seq.) ("CERCLA"), the Resource Conservation and Recovery Act (codified as amended, 42 U.S.C. ss.ss. 6901 ET seq.) ("RCRA"), and equivalent applicable state laws and regulations (collectively, "Environmental Laws"). There have been no citations, notices or orders of noncompliance issued to Borrower or any Subsidiary or relating to its businesses or properties. Borrower and each Subsidiary has obtained all federal, state and local licenses, certificates or permits required by such Environmental Laws relating to Borrower and each Subsidiary and its properties relating to: (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any local, state or federal statute, ordinance or regulation); (vi) the use, storage, transportation or disposal of petroleum or petroleum products; or (vii) other environmental, health and safety matters. Borrower and each Subsidiary has provided Lender with all environmental audits or assessments undertaken by or on behalf of Borrower and each Subsidiary or any governmental agencies with respect to Borrower and each such Subsidiary pursuant to the Environmental Laws. Neither Borrower nor any Subsidiary has caused, suffered, permitted or sustained any emission, spill, release or discharge of any toxic or hazardous substances or wastes, or any petroleum products, in any reportable quantities, into or upon: (i) the air; (ii) soils or any improvements located thereon; (iii) surface water or groundwater; or (iv) a sewer, septic system or waste treatment, storage or disposal system except in accordance with applicable law or a valid government permit, license, certificate or approval.

        3.24 OSHA Compliance. Borrower and each Subsidiary is in compliance in all material respects with the Federal Occupational Safety and Health Act, as amended, and all regulations thereunder (collectively, "OSHA"). Borrower and each Subsidiary has provided Lender with all occupational health studies undertaken by or on behalf of Borrower and each Subsidiary or any governmental agencies with respect to Borrower and each such Subsidiary pursuant to OSHA.

        3.25. ERISA Compliance. With respect to the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder ("ERISA"):

     (a) Benefit Plans. Schedule 3.25 sets forth any and all "employee benefit plans" maintained by or on behalf of Borrower or any Subsidiary or any ERISA Affiliates as defined in Section 3(3) of ERISA (a "Plan"), including, but not limited to, any profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits. For purposes of this Agreement, "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) that, together with Borrower or any Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder (the "Code"); and "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. Neither Borrower, any Subsidiary nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any defined benefit plan (as defined in Section 3(35) of ERISA) or Multiemployer Plan.

     (b) Compliance. Except as set forth in Schedule 3.25, Borrower and each Subsidiary, as applicable, has at all times maintained each Plan, by its terms and in operation, in accordance in all materials respects with all applicable laws.

     (c) Liabilities. Except for liabilities and expenses that become payable and are timely paid pursuant to the terms and usual operations of the Plans, neither Borrower nor any Subsidiary is currently and, to the best of its knowledge, will become subject to any material liability, tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any material tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Code.

     (d) Funding. Borrower, each Subsidiary and each of its ERISA Affiliates has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan.


        3.26 Statements Not False or Misleading. Borrower and each Subsidiary has fully advised Lender of all matters involving Borrower's and such Subsidiary's financial condition, operations, properties or industry that might have a materially adverse effect on Borrower or such Subsidiary. No representation or warranty given as of the date hereof by Borrower or any Subsidiary contained in this Agreement, any Loan Document or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished to Lender pursuant hereto, taken as a whole, contains or will (as of the Closing) contain any untrue statement of a material fact, or omits or will (as of the Closing) omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

        3.27 Survival. The representations and warranties of Borrower and each Subsidiary contained in this Agreement shall survive until this Agreement terminates in accordance with Article VIII hereof.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

        4.01 Payment of Secured Obligations. Subject to the terms of the Subordination Agreement, Borrower shall pay the indebtedness evidenced by the Note according to the terms thereof, and shall timely pay or perform, as the case may be, all the other Secured Obligations.

        4.02 Transfer of Collateral. Neither Borrower nor any Subsidiary will sell, exchange, lease, negotiate, pledge, assign or otherwise dispose of the Collateral or any interest therein or the Security Instruments to anyone other than Lender, except as permitted by Section 4.19, and except that Borrower and each Subsidiary may sell or otherwise dispose of obsolete or retired equipment in the ordinary course of business. Borrower and each Subsidiary will maintain its Collateral in good operating condition, normal wear and tear excepted.


        4.03 Use of Proceeds; Restrictions on Activities. Notwithstanding anything to the contrary contained in the Loan Documents, Borrower will use the proceeds from the Loan solely to finance the development of the Business Units described in Schedule 3.18, and acquisitions to support such Business Units; provided, however, use of any Loan proceeds in connection with the development of a new Business Unit that has a projected cost in excess of $500,000, or any acquisition of a business by asset or stock purchase or merger valued in excess of $500,000, will be subject to Lender's prior written approval, which approval will not be unreasonably withheld. Furthermore, with respect to Borrower's acquisitions of a business where the consideration paid and/or debt assumed equals or exceeds $500,000, Lender shall have the right to review Borrower's due diligence information (including environmental reports), pro forma financial information and acquisition documents prior to Borrower's (or a Subsidiary's) execution of any binding documentation (other than a confidentiality and nondisclosure agreement, which will not prohibit or limit Lender's due diligence review with respect to the transactions contemplated under the Loan Documents). Borrower will deliver within thirty (30) days of the Closing to Lender a written report, certified as correct by Borrower's chief executive officer or chief financial officer, verifying the purposes and the amounts for which proceeds from the Loan have been disbursed, and, if the proceeds have not been fully disbursed within that 30-day period, an additional report also so certified, delivered not later than the end of each succeeding 30-day period, verifying the purposes and the amounts for which proceeds have been disbursed. Borrower will supply to Lender such additional information and documents as Lender reasonably requests with respect to use of proceeds and will permit Lender to have reasonable access to any and all Company records and information and personnel as Lender reasonably deems necessary to verify how proceeds have been or are being used and to assure that the proceeds have been used for the purposes specified. Without expanding the limited uses of proceeds of the Loan set forth in this Section 4.03 and in Schedule 4.03, Borrower shall not use any of the funds advanced under the Loan for the purpose of acquiring or carrying "margin stock" for the purposes of Regulations G, T, X or U of the Federal Reserve Board.


        4.04 Further Assurances. Borrower and each Subsidiary will take all actions reasonably requested by Lender to create and maintain in Lender's favor valid liens upon, security titles to and/or perfected security interests in all Collateral and/or the Security Instruments and all other security for the Secured Obligations now or hereafter held by or for

Lender, subject only to liens securing the Senior Indebtedness or otherwise expressly permitted hereunder. Without limiting the foregoing, Borrower shall cause each New Affiliate (as defined below) to execute a joinder to this Agreement, a Guaranty and such further instruments (including financing statements and continuation statements) as may reasonably be required or permitted by any law relating to notices of, or affidavits in connection with, the creation and perfection of Lender's security interests in and to the Collateral of Borrower and of the Subsidiaries, and to cooperate with Lender in the filing or recording and renewal thereof.


        4.05 Limitations on Debt and Obligations. Neither Borrower nor any Subsidiary shall issue, assume, guarantee or otherwise become liable or permit to exist any indebtedness except: (i) Senior Indebtedness covered by the Subordination Agreement; (ii) the indebtedness incurred pursuant to the Note;
(iii) accounts payable and other trade payables incurred in the ordinary course of business; (iv) obligations of Borrower or any Subsidiary pursuant to capitalized leases and/or purchase money financing of equipment in the ordinary course of business, provided that the collateral for any such leases or purchase money financing is limited to such equipment; (v) indebtedness that refinances secured indebtedness under clause (i) above, provided that the collateral for such new indebtedness is the collateral from the refinanced secured indebtedness and the aggregate principal amount of such indebtedness does not exceed the principal amount outstanding under the refinanced indebtedness; or (vi) indebtedness incurred in connection with the acquisition of a business (including the assets of a business) permitted hereunder; provided, however, that such indebtedness is unsecured and is expressly subordinated to Borrower's indebtedness to Lender under the Note. Until the Note is paid in full, the amount of indebtedness to Senior Lender (the "Senior Indebtedness") will not exceed the principal amount of $21,250,000 ($18,000,000 secured 2-year revolving credit facility (including $2,000,000 in letter of credit availability) and $3,250,000 secured specific advance facility) plus ten percent (10%) of such amount as provided under the Subordination Agreement (the "Commitment Amount "), plus accrued and unpaid interest thereon (the "Senior Indebtedness"), as set forth in that certain commitment letter to Borrower from Comerica Bank, dated January 13, 1999, and attached hereto as Exhibit D and made a part hereof (the "Comerica Commitment Letter"). In addition, Borrower acknowledges and agrees that each time (if any) that Lender (or its designee) exercises its option under the Option Agreement to purchase a Business Unit, the cash purchase price paid for such Business Unit (less distribution to Borrower's members of the amount required by such members to pay their respective income tax liability attributable solely to such purchase price -- the "Purchase Price") will be applied in full as payment on the Senior Indebtedness and the Commitment Amount will be reduced (and may not be redrawn above the Commitment Amount as reduced) by the amount of the Purchase Price applied to the Senior Indebtedness principal, until the Senior Indebtedness is paid in full. Thereafter, in addition to regularly scheduled payments of interest, principal on the Note will be paid as follows: the lesser of principal of $2,884,500 or the balance of the principal under the Note will be due and payable upon each closing, if any, of the acquisition by Lender (or its designee) of a Business Unit from Borrower or any one or more of the Subsidiaries, or upon the sale by Borrower or any such Subsidiary to a third party if Lender elects not to exercise its option with respect to a particular Business Unit, for a purchase price in excess of $5,000,000 for such Business Unit.


        4.06 Financial Statements and Reports. Until such time as the Loan is no longer outstanding, Borrower shall furnish to Lender: (i) within one hundred twenty (120) days after the end of each fiscal year of Borrower, an audited consolidating and consolidated balance sheet of Borrower and the Subsidiaries as of the close of such fiscal year, an audited consolidated and consolidating income statement of Borrower and the Subsidiaries for such fiscal year, and audited consolidating and consolidated statements of cash flows for Borrower and the Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied, and in such form as has customarily been prepared by Borrower; (ii) within forty-five (45) days of the end of each of the first three calendar quarters of each fiscal year, unaudited consolidating and consolidated balance sheets of Borrower and the Subsidiaries as of the close of such quarter, and an unaudited consolidating and consolidated income statement of Borrower and the Subsidiaries for such quarter, and unaudited consolidating and consolidated statements of cash flow for Borrower and the Subsidiaries for such quarter, all in reasonable detail, and prepared on the basis of GAAP consistently applied, together with a certificate signed by Borrower's Chief Financial Officer (and Borrower's auditors solely with respect to the information set forth in Section 4.06(i) that such auditors, in the normal scope of its audit of Borrower, did not discover to be in default or an Event of Default) confirming the Borrower's compliance (or lack thereof) with all the terms and conditions of the Loan Documents; (iii) copies of any notice from any governmental authority to Borrower or any Subsidiary that could reasonably be expected to have a material adverse effect on Borrower or such Subsidiary; (iv) copies of any notices and certificates including without limitation, borrowing base certificates and covenant compliance certificates, provided by Borrower to Senior Lender; and (v) with reasonable promptness, such other data relating to the business, operations, properties or financial condition of Borrower and the Subsidiaries as Lender may reasonably request.


        4.07 Maintenance of Books and Records; Inspection. Borrower and each Subsidiary will maintain its books, accounts and records on the basis of GAAP consistently applied, and permit representatives of Lender, at Lender's expense and upon five (5) days' prior written notice to Borrower or such Subsidiary as the case may be, to visit and inspect any of Borrower's or any Subsidiary's properties (including but not limited to the Collateral described in Section
2.01 or the Security Instruments), corporate books and financial records, and to discuss its accounts, affairs and finances with Borrower, Subsidiary, or the principal officers or auditors of Borrower or any such Subsidiary, during business hours and without interruption of Borrower's or any such Subsidiary's business, all at such times as Lender may reasonably request.


        4.08 Insurance. Without limiting any of the requirements of any of the other Loan Documents, Borrower and/or each Subsidiary will maintain, in amounts customary for entities engaged in comparable business activities, life, fire, casualty liability and other forms of insurance on its properties (including but not limited to the Collateral now or hereafter securing payment and performance of the Secured Obligations), against such hazards and in at least such amounts as is customary in Borrower's and each such Subsidiary's business. At the request of Lender, Borrower and each Subsidiary, as applicable, will deliver forthwith a certificate specifying the details of such insurance in effect and naming Lender as a loss payee as its interests shall appear.


        4.09 Taxes and Assessments. Borrower and each Subsidiary will (a) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (c) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that Borrower or any Subsidiary in good faith may contest any such tax, assessments and governmental charge or levy described in the foregoing clauses
(b) and (c) so long as adequate reserves are maintained with respect thereto.


        4.10 Legal Existence. Borrower and each Subsidiary will maintain its existence and good standing in the state of its organization or incorporation, and its qualification and good standing as a foreign corporation in each jurisdiction in which such qualification is required by applicable law.


        4.11 Compliance with Law and Agreements. Borrower and each Subsidiary will maintain its business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, permits, franchises, indentures and mortgages to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or any of its properties is bound. Without limiting the foregoing, Borrower shall pay and shall cause each Subsidiary to pay, all of its indebtedness promptly in accordance with the terms thereof.


        4.12 Notice of Default. Borrower or the Subsidiaries, as applicable, shall give written notice to Lender of the occurrence of any default or Event of Default (as defined below) under this Agreement, any other Loan Document or under any loan documents between Borrower and the Senior Lender, or under any material contract to which Borrower or any Subsidiary is a party, of which Borrower or any such Subsidiary becomes aware, promptly upon the occurrence thereof.


        4.13 Notice of Litigation. Borrower or the Subsidiaries, as applicable, shall give notice, in writing, to Lender of (i) any actions, suits or proceedings instituted by any persons whomsoever against Borrower or any Subsidiary or materially affecting any of the assets of Borrower or any Subsidiary (and in any event where the claim or amount in issue is greater than $50,000), and (ii) any dispute between Borrower or any Subsidiary on the one hand and any governmental regulatory body on the other hand, which dispute could reasonably be expected to interfere with the normal operations of Borrower or any Subsidiary; provided, however, that Lender shall not disclose any such information to any third party other than Lender's counsel and except to the extent compelled by legal process or law or otherwise authorized by Borrower or such Subsidiary.


        4.14 ERISA Plan. If Borrower or any Subsidiary has in effect, or hereafter institutes, a pension plan that is subject to the requirements of Title IV of ERISA, then the following warranty and covenants shall be applicable during such period as any such plan (the "Pension Plan") shall be in effect: (i) Borrower hereby warrants that no fact that might constitute grounds for the involuntary termination of the Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, exists at the time of execution of this Agreement, (ii) Borrower hereby covenants that throughout the existence of the Pension Plan, Borrower's contributions under the Pension Plan will meet the minimum funding standards required by ERISA and Borrower will not institute a distress termination of the Pension Plan, and (iii) Borrower covenants that it will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the Pension Benefit Guaranty Corporation, at the time that such notice is so filed.


        4.15 Observer Rights. Borrower shall invite one representative of Lender to attend, at Borrower's expense, all meetings of Borrower's Board of Directors or other managing group and all committees of Borrower's Board of Directors or other managing group in a nonvoting capacity and, in this respect, shall give such representative copies of all notices and other materials provided to directors or managers in their capacity as directors or managers and in preparation for such or as part of meetings; provided, however, that such representative shall keep confidential all proprietary, nonpublic materials and information received at such meetings and shall not disclose the same to any person except to Lender's directors or managers, employees and advisors with a need to know and who will be subject to this requirement of confidentiality and nondisclosure, unless required to enforce the terms hereof, or as may be required by law.


        4.16 Limitation on Liens. Without the prior written consent of Lender, Borrower will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (collectively, "Liens"), except as related to the Senior Indebtedness, on its or their property or assets, including the Collateral, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreement or other title retention devices, except (i) Liens hereafter created securing Senior Indebtedness; or (ii) purchase money security interests or leasehold interests, subject to Section 4.16(iv), on property acquired by Borrower or any Subsidiary in the ordinary course of business; or (iii) any capitalized lease obligation or obligations in the ordinary course of business not to exceed $100,000 in any one transaction or series of related transactions but only to the extent permitted by Section 4.05(iv).


     4.17 Dividends; Redemptions. Borrower will not, nor will it permit any Subsidiary to,


     (a) declare, set aside, or pay any dividend or make any other distribution (a "Distribution"), whether in cash, in kind, or otherwise, on account of or with respect to, or


     (b) apply any of its funds, property or assets to the purchase, redemption or other retirement of, any class of its capital stock (or interests) or any warrants, options or other rights with respect to any class of its capital stock (or interests), except (i) Subsidiaries may make Distributions to Borrower, (ii) Borrower may declare and make Distributions to its members or other equity holders for fiscal years end December 31, 1999, 2000 and 2001, respectively, which do not exceed the tax liability of its members attributable to income of Borrower (assuming the highest marginal federal tax rate applicable to any member) for each such taxable year, as and to the extent such liability is incurred, so long as Borrower is a limited liability company, and (iii) payment of management fees to Laurel Mountain Partners LLC as set forth on Schedule 4.17 attached hereto. If, prior to July 1, 2000, Borrower purchases or otherwise acquires control of a

NYSE, AMEX or NASDAQ publicly-traded company, upon and after such purchase or other acquisition of control, and during the period of ninety (90) days prior thereto, Borrower may not prepay the Note but may only cancel the Note for a cancellation fee equal to $17,307,000 plus the repayment of any accrued and unpaid interest under the Note; provided, however, that upon such cancellation and payment of such cancellation fee and accrued and unpaid interest, the rights of Lender or its designee under the Option Agreement shall be terminated to the extent of any unexercised options thereunder.


        4.18 Investments. Neither Borrower nor any Subsidiary will make any investments outside the ordinary course of business for Borrower or such Subsidiary, without the prior written consent of Lender, which shall not be unreasonably withheld, except:


        (a) Investments in direct obligations of the United States of America, or any agency or instrumentality of the United States of America, the payment or guaranty of which constitutes a full faith and credit obligation of the United States of America, in either case maturing in twelve (12) months or less from the date of acquisition thereof;


        (b) Investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof, rated AA or better by Standard & Poor's Corporation or AA or better by Moody's Investors Service, Inc.;


        (c) Investments in commercial paper maturing in two hundred seventy
(270) days or less from the date of issuance that, at the time of acquisition by Borrower or any Subsidiary is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or another nationally recognized credit rating agency of similar standing;


        (d) Loans or advances in the usual and ordinary course of business to officers, managers, directors and employees for expenses incidental to carrying on the business of Borrower or any Subsidiary;


        (e) Receivables arising from the sale of goods and services in the ordinary course of business of Borrower and the Subsidiaries; and


        (g)    Transactions permitted by Section 4.19 hereof.


        4.19   Mergers, Consolidations and Sales of Assets.


        (a) Without Lender's prior written consent, which consent shall not be unreasonably withheld:


               (i) Neither Borrower nor any Subsidiary will (1) consolidate with or be a party to a merger or share exchange with any other corporation or other legal entity, or (2) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (b) of this Section 4.19) of the assets of Borrower or any Subsidiary; provided, however, that any Subsidiary may merge, consolidate or exchange shares with another Subsidiary so long as such merger, consolidation or exchange could not reasonably be expected to have a materially adverse effect on Lender under this Agreement or any of the other Loan Documents;


               (ii) Borrower will not permit any Subsidiary to issue or sell any shares of stock or interests of any class (including any warrants, rights or options to purchase or otherwise acquire stock or interests or other securities exchangeable for or convertible into stock or interests) or other equity (or debt convertible into equity) of such Subsidiary to any person other than Borrower;


               (iii) Except pursuant to the Option Agreement discussed in
        Article VII, hereof, Borrower will not sell, transfer or otherwise dispose of any shares of stock or interests in any Subsidiary (except for pledges of stock or interests of Subsidiaries to secure the Senior Indebtedness); and


               (iv) Neither Borrower nor any Subsidiary will sell any non-substantial part of the assets of Borrower or any Subsidiary except in the normal course of business.


        (b) A substantial part of the assets of Borrower or any Subsidiary shall mean assets having a fair market value (as determined in the reasonable, good faith discretion of Lender) equal to more than twenty percent (20%) of the fair market value of Borrower or such Subsidiary, as applicable.


        4.20   Transactions with Affiliates.

       (a) Except as set forth on Schedule 4.20, Borrower will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any officer, manager, member, director or affiliate of Borrower or a Subsidiary (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any affiliate), except pursuant to the reasonable requirements of Borrower's or such Subsidiary's business for actual services rendered as employees and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a person other than an affiliate.

       (b) Except for the payment of management fees to Laurel Mountain Partners LLC, as set forth on Schedule 4.17, hereto, Borrower will not, and will not permit any Subsidiary to, make any payments on or with respect to any indebtedness of Borrower to any manager or member of Borrower, or any family member of any such manager or member, or repurchase or retire any such indebtedness, so long as the Loan shall be outstanding.


        4.21 Change in Control. Borrower will not, without Lender's prior written approval, permit to occur (a) any transaction, or series of related transactions, in which any person(s) or entity(ies) that is (are) not a member or members of Borrower on the date hereof acquire(s) securities or interests representing greater than fifty percent (50%) of the voting power with respect to Borrower; (b) any change in the composition of Borrower's Board of Managers, when such change results from a change in the composition of the voting groups of the Borrower, in connection with any series of related transactions such that a majority of Borrower's managers shall not have served previously as managers of Borrower; or (c) any cessation of active involvement in Borrower by any two of Jeff Kendall, Andy Russell, Don Rea and Steve McCarthy; provided, however, that in the case of Jeff Kendall and Steve McCarthy, "active involvement" shall mean significant involvement in the day-to-day operations of the Borrower, and in the case of Andy Russell and Don Rea, "active involvement" shall mean attentive service as a director or officer of Borrower.


        4.22 Confidentiality. Borrower shall not disclose the material terms of this Agreement or the Loan Documents to any person or entity except to its managers or Board of Directors, members, employees and advisors who are under an obligation of confidentiality to Borrower, and investors (including debt investors) of Borrower, unless required to enforce the terms hereof, or as may be required by law.


        4.23 Future Affiliates and Subsidiaries. With respect to each person which is or becomes a New Affiliate, Borrower will, at Lender's election, cause such New Affiliate to execute and deliver to Lender (i) a joinder or amendment to this Agreement and any other applicable Loan Documents as required by Lender;
(ii) a security agreement in form satisfactory to Lender granting Lender a security interest in all assets of such New Affiliate whether then owned or thereafter acquired, subject to the terms of the Subordination Agreement; (iii) in the case of each New Affiliate which owns or acquires any parcel of real estate, a written environmental audit or risk assessment acceptable to Lender prepared at the New Affiliate's expense by an engineer or auditing firm experienced in such matters reasonably acceptable to Lender with respect to the subject real estate and a Mortgage, together with real estate documentation substantially equivalent to that required to be delivered to the Senior Lender in connection with the Senior Indebtedness, in each case accompanied by such supporting documentation, including without limitation corporate authority items, lien waivers, certificates and opinions of counsel reasonably required by Lender or Lender's title insurance company; and (iv) a Guaranty. "New Affiliate" shall mean an entity used or created for purposes of acquiring, owning or operating a Business Unit. Each New Affiliate shall be deemed to be a Subsidiary under this Agreement.


        4.24   Senior Loan Covenants.


        (a) Neither Borrower nor any Subsidiary will violate (i) any covenant contained in the Comerica Commitment Letter or (ii) any covenant contained in the loan documents evidencing the Senior Indebtedness, to which it is a party.


        (b) Borrower and each Subsidiary will give Lender prior written notice of any waiver or amendment of, and any request for any waiver or amendment of, any affirmative or negative covenant in any loan documentation for the Senior Indebtedness;


        (c) In the event that Lender elects to purchase for Senior Lender the Senior Indebtedness pursuant to Section 20(d) of the Subordination Agreement, Borrower will provide such release to Senior Lender as is required thereunder.


        4.25 Fraudulent Conveyance. Borrower and the Subsidiaries will take all actions and execute such agreements and instruments as may reasonably be required in order to prevent any collateral conveyance to Lender from Borrower or any such Subsidiaries pursuant to the Loan Documents from being deemed a fraudulent conveyance.


                                  ARTICLE IV-A

                     COVENANTS AND REPRESENTATIONS OF LENDER

        4A.1 Existence and Power of Lender. Lender is duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the power and authority to execute, deliver and perform this Agreement and each of Loan Documents to which it is a party.

        4A.2 Authorization. The execution, delivery and performance of Lender under this Agreement and under the Loan Documents has been duly authorized by all requisite action on the part of the Lender and will not violate the articles of organization or operating agreement of Lender or any provision of any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instruments to which Lender is a party or to which any of its properties or assets are subject.


        4A.3 No Conflicts. Except for consents which have been obtained by Lender, the execution, delivery and performance by Lender of this Agreement and the Loan Documents to which Lender is a party and the consummation of the transaction contemplated hereby or thereby do not and will not (with or without notice or lapse of time or both) (a) violate or conflict with, constitute a breach or a default under, or require the consent of any party under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Lender is a party or to which any of its properties or assets is subject or (b) conflict with or violate any provision of the articles of organization or operating agreement of Lender, as the case may be, or to the Lender's knowledge, any rule or regulation or any order, judgment or decree of any court or governmental agency or body having jurisdiction over Lender or any of its properties or assets.

        4A.4 Binding Effect. This Agreement has been, and on or prior to the Closing Date each of the Loan Documents to which Lender is a party will be, duly executed and delivered by Lender and does or will constitute, as the case may be, the legal, valid and binding obligation or Lender, enforceable against Lender in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

        The obligation of Lender to purchase and pay for the Note on any Closing Date shall be subject to the fulfillment on or before such Closing Date of each of the following conditions.

        5.01 Representations and Warranties; Covenants. The representations and warranties of Borrower contained in this Agreement and in any Schedule hereto, the Loan Documents or any document or instrument delivered to Lender or its representatives hereunder, shall have been true and correct when made and shall be true and correct as of the Closing Date as if made on such date. Borrower shall have duly performed all of the covenants and agreements to be performed by it hereunder on or prior to the Closing Date.


        5.02 Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to Lender and Lender's counsel and to Borrower and Borrower's counsel.


        5.03 Required Consents. Any consents or approvals required to be obtained from any third party, including any holder of indebtedness or any outstanding security of Borrower, and any amendments of agreements that shall be necessary to permit the consummation of the transactions contemplated hereby on the Closing Date, shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to Lender and Lender's counsel.


        5.04 Conditions of Lender's Obligations. Lender shall have received the following documents, in form and substance satisfactory to Lender in its sole discretion:

     (a) Limited Liability Company and Corporate Documents. Copies of the Certificate of Organization of Borrower certified by the Secretary of State of Delaware, and the certificate of organization for each Subsidiary existing on the Closing Date, each certified by the secretary of state of the state in which such Subsidiary is organized, together with any amendments, and certificates of good standing from the secretaries of state of Delaware and each state in which the Subsidiaries are organized and each state where Borrower or any Subsidiary is required to be qualified to do business, all as of a recent date.

     (b) Officer's Certificate. A certificate of the managers of Borrower to the effect set forth in Exhibit E hereto.

     (c) Opinion of Counsel. The opinion of counsel to Borrower, in form reasonably satisfactory to Lender, substantially in the form of Exhibit F hereto.

     (d) Loan Documents. This Agreement, the Note, the Guaranty Agreement, the Option Agreement and all other Loan Documents, duly completed, executed and delivered.

     (e) UCC-1 Financial Statements. Financing Statements on Form UCC-1 duly completed and executed by Borrower and each Subsidiary, as applicable, securing the rights of Lender to the Collateral listed in Section 2.01.

     (f) Mortgages. Mortgages on all real property identified in Schedule 5.04 hereto in recordable form subject only to the lien of the Senior Indebtedness and any lien expressly permitted hereunder, if any, together with funds from Borrower sufficient to cover the cost of recording such Mortgages, including any recording, transfer or intangibles taxes.

     (g) Title Insurance. At Lender's election, a title insurance commitment (in a form and from a company reasonably acceptable to Lender) insuring Lender's interest under any of the Mortgages in paragraph (f), above.

     (h) Perfection Certificate. Prior to Closing, Perfection Certificates of Borrower and each Subsidiary, as applicable, shall be provided to Lender by Borrower and each such Subsidiary.

     (i) Subordination Agreement. The Subordination Agreement as described in
Section 2.03 completed and fully executed by Borrower, Lender and the Senior Lender.

     (j) Senior Funding. Documents reasonably satisfactory to Lender evidencing commitment from Senior Lender to loan funds to Borrower sufficient to execute Borrower's business plan submitted to Lender as Schedule 3.18 .

     (k) Lender and Board Approval. Lender's Board of Directors and lenders, as applicable, shall each have given its final approval for the Loan and related transactions.

     (l) Due Diligence. Lender shall have completed its due diligence investigation of Borrower and shall have been satisfied with the results thereof and the documents delivered in connection therewith.

                                   ARTICLE VI

                              DEFAULT AND REMEDIES

        6.01 Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

     (a) Default in the payment of principal of the indebtedness evidenced by the Note in accordance with the terms of the Note;

     (b) Default in the payment of the interest on the indebtedness evidenced by the Note in accordance with the terms of the Note, which default is not cured within ten (10) days after the due date;

     (c) Any material misrepresentation by Borrower or any Subsidiary as to any matter hereunder or under any of the other Loan Documents, or delivery by Borrower or any Subsidiary of any schedule, statement, resolution, report, certificate, notice or writing to Lender, that is untrue in any material respect on the date as of which the facts set forth therein are stated or certified;

     (d) Failure of Borrower or any Subsidiary to perform any of its obligations in any material respect under this Agreement, any of the Security Instruments or any of the other Loan Documents;

     (e) Borrower's (i) admission of its inability to pay its debts generally as they become due; or (ii) assignment for the benefit of creditors or petition or application to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) voluntary commencement of any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or the involuntary commencement of any such proceeding that is not dismissed within ninety (90) days; or (iv) suffering to exist any such petition or application or any such proceeding against it in which an order for relief is entered or an adjudication or appointment is made; or (v) indication, by any act or omission, of its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or
(vi) permitting any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more;

     (f) Borrower's liquidation, dissolution, partition or termination;

     (g) A default or event of default under any of the other Loan Documents that, if subject to a cure right, is not cured within the applicable cure period;

     (h) Borrower's or any Subsidiary's default in the timely (i) payment of any obligation or (ii) performance of any material obligation now or hereafter owed to Lender other than pursuant to the Loan Documents;

     (i) (i) Borrower's default in the timely payment or performance of any principal of or premium or interest on any debt owed by Borrower (other than the Loan) that is outstanding in a principal amount of at least $200,000 in the aggregate, when the same becomes due and payable (whether by scheduled maturity, acceleration, demand or otherwise), if such failure shall continue after any cure period applicable thereto; or (ii) the occurrence of any other event or condition under any agreement or instrument relating to any such indebtedness that continues after any applicable cure period, if the effect of such event or condition is to accelerate or permit the acceleration of such indebtedness; or
(iii) the acceleration of any such indebtedness or otherwise declaration to be due and payable prior to the stated maturity thereof of any such indebtedness; or (iv) requirement that any such indebtedness be prepaid, redeemed, purchased or defeased prior to the stated maturity thereof;

     (j) The existence of a final non-appealable judgment against Borrower or any Subsidiary in excess of $200,000;

     (k) The Senior Indebtedness with Comerica Bank, substantially in accordance with the Comerica Commitment Letter, is not effected within sixty (60) days after the Closing Date; or

     (l) The occurrence of a default or event of default under the Senior Indebtedness.


With respect to any Event of Default described above that is capable of being cured and that is not otherwise subject to a cure procedure (a "Curable Default"), the occurrence of such Curable Default shall not constitute an Event of Default hereunder if such Curable Default is fully cured and/or corrected within thirty (30) days (ten (10) days from the due date, in the case of an interest payment default) of notice thereof to Borrower; provided, however, that no cure period applies to any default in payment of principal; and provided, further, that, unless capable of being cured without materially adverse effect on Lender, no cure applies to any default arising in connection with a breach of a negative covenant or a misrepresentation under paragraph (c), above.


        6.02 Acceleration of Maturity; Remedies. Upon the occurrence of any Event of Default described in subsection 6.01, the indebtedness evidenced by the Note shall be immediately due and payable in full; and Lender at any time thereafter may at its option accelerate the maturity of the indebtedness evidenced by the Note, provided, however, that until the Senior Indebtedness has been indefeasibly paid in full, no acceleration of the maturity of the indebtedness evidenced by the Note shall become effective until such acceleration is no longer prohibited by the terms of the Subordination Agreement. Subject to the limitations imposed by, and in addition to any other rights and remedies provided in, the Subordination Agreement, upon the occurrence of any such Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Note, as set forth herein, Lender shall have the following rights and remedies:


               (a) All of the rights and remedies of a secured party under the Uniform Commercial Code of the state of North Carolina, or under other applicable law where the Collateral is located, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement or the Note;


               (b) The right to (i) enter upon the premises of Borrower and each Subsidiary, as applicable, or any other place or places where the Collateral is located and kept, through self-help and without judicial process, without first obtaining a final judgment or giving Borrower or any such Subsidiary notice and opportunity for a hearing on the validity of Lender's claims and without any obligation to pay rent to Borrower or such Subsidiary, and remove the Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to effectively collect or liquidate the Collateral, and/or (ii) require Borrower and each Subsidiary, as applicable, to assemble the Collateral and make it available to Lender at a place to be designated by Lender, in its sole discretion;


               (c) The right to apply to any court of competent jurisdiction for the appointment of a receiver for all purposes including, without limitation, to manage and operate the properties and business of Borrower and the Subsidiaries, as applicable, and the Collateral or any part thereof, and to apply the net rents and proceeds therefrom to the payment of any of the Secured Obligations. In the event of such application, Borrower and each Subsidiary consents to the appointment of a receiver, and agrees that a receiver may be appointed without notice to Borrower or any Subsidiary, without regard to the adequacy of any security for the Secured Obligations, and without regard to the solvency of Borrower or any Subsidiary or any other person, firm or corporation who or which may be liable for the payment of the Secured Obligations. The taking of possession of any of the Collateral by Lender or by a receiver for Lender, shall not prevent concurrent or later proceedings for the sale, by foreclosure or otherwise, of the Collateral;

               (d) The right to sell or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable; such sales may be adjourned from time to time with or without notice. Lender shall have the right to conduct such sales on the premises of Borrower or any Subsidiary, as applicable, or elsewhere and shall have the right to use Borrower's or such Subsidiary's premises without charge for such sales for such time or times as Lender may see fit. Lender is hereby granted a license or other right to use, without charge, Borrower's or any Subsidiary's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations;


               (e) Any notice required to be given by Lender of a sale, lease, other disposition of the Collateral or any other intended action by Lender, given to Borrower or any Subsidiary in the manner set forth in Section 10.9 below ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower or such Subsidiary; and


               (f) Upon and during the continuance of an Event of Default and subject to the Subordination Agreement, Borrower and each Subsidiary irrevocably designates, makes, constitutes and appoints Lender (and all persons designated by Lender) as Borrower's and each Subsidiary's true and lawful attorney-in-fact, and Lender, may, without notice to Borrower or any Subsidiary, and at such time or times thereafter as Lender, in its sole discretion, may determine, in Borrower's, and any Subsidiary's, or Lender's name(s): (i) demand payment of accounts; (ii) enforce payment of accounts, by legal proceedings or otherwise;
(iii) exercise all of Borrower's or any Subsidiary's rights and remedies with respect to the collection of accounts; (iv) settle, adjust, compromise, extend or renew accounts; (v) settle, adjust or compromise any legal proceedings brought to collect accounts; (vi) if permitted by applicable law, sell or assign accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (vii) discharge and release accounts and other Collateral; (viii) prepare, file and sign Borrower's or any Subsidiary's name on a Proof of Claim in bankruptcy or similar document against any account debtor and exercise Borrower's or any Subsidiary's rights to vote with respect thereto in such Bankruptcy case; (ix) prepare, file and sign Borrower's and each Subsidiary's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with accounts and other Collateral; (x) do all acts and things necessary, in Lender's sole discretion, to fulfill Borrower's and each Subsidiary's obligations under this Agreement; (xi) endorse the name of Borrower or any Subsidiary upon any of the items of payment or proceeds thereof and deposit the same to the account of Lender on account of the Secured Obligations; (xii) endorse the name of Borrower or any Subsidiary upon any chattel paper, document, instrument, invoice freight bill, bill of lading or similar document or agreement relating to the accounts, inventory and other Collateral; (xiii) use Borrower's or any Subsidiary's stationery and sign the name of Borrower or any Subsidiary to verifications of such accounts and notices thereof to account debtors; and (xiv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which Borrower or any Subsidiary has access.


        6.03 Remedies Cumulative; No Waiver. No right, power or remedy conferred upon or reserved to Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Lender to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to Lender may be exercised from time to time and as often as may be deemed expedient by Lender.


        6.04 Proceeds of Remedies. Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) and the Subordination Agreement providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows:


               First, to the costs and expenses, including reasonable attorney's fees, incurred by Lender in connection with the exercise of its remedies, including fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral;


               Second, to the expenses of curing the default that has occurred, in the event that Lender elects, in its reasonable discretion, to cure the default that has occurred;


               Third, to the payment of the Secured Obligations, including but not limited to the payment of the principal of and interest on the indebtedness evidenced by the Note, in such order of priority as Lender shall determine in its sole discretion; and

               Fourth, the remainder, if any, to Borrower or to any other person lawfully thereunto entitled.

                                   ARTICLE VII

                   OPTION TO PURCHASE BORROWER'S SUBSIDIARIES

        In lieu of receiving warrants or other equity participation, Lender is hereby granted an option to purchase one or more of the Subsidiaries of the Borrower operating Business Units pursuant to the terms and conditions of the Option Agreement attached hereto as Exhibit G. Such option to purchase may be transferred to and exercised by a designee owned directly or indirectly by Lender.

                                  ARTICLE VIII

                                   TERMINATION


        This Agreement shall remain in full force and effect until the later of December 31, 2002, or the repayment in full of the Note and any other Secured Obligations; provided, however, that Articles VI and VII of this Agreement shall survive any such termination until the closing of the last acquisition of a Subsidiary or Business Unit by Lender or its designee pursuant to the Option Agreement and the performance of all of Borrower's and Subsidiaries' obligations hereunder and under the Loan Agreement.



                                   ARTICLE IX

                                    RESERVED


                                    ARTICLE X

                                  MISCELLANEOUS

     10.01 Performance by Lender. Notwithstanding anything in this Agreement to the contrary, and in addition to Lender's other remedies herein, if Borrower shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, Lender may, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Lender in connection therewith (including but not limited to reasonable attorney's fees), with interest thereon at the highest default rate provided in the Note (if none, then at the maximum rate from time to time allowed by applicable law), shall be immediately repaid to Lender by Borrower and shall constitute a part of the Secured Obligations and be secured hereby until fully repaid. Lender, in its reasonable discretion, shall determine the necessity for any such actions and of the amounts to be paid.

     10.02 Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrower or by or on behalf of

Lender shall bind and inure to the benefit of its heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

     10.03 Costs and Expenses. Borrower agrees to pay all costs and expenses reasonably incurred by Lender in connection with the making of the Loan that is the subject of this Agreement, including but not limited to any subsequent amendments thereto, and all filing fees, recording taxes and reasonable attorneys' fees for a single counsel, promptly upon demand of Lender. Borrower further agrees to pay all premiums for insurance required to be maintained pursuant to the terms of the Loan Documents and all of the out-of-pocket costs and expenses incurred by Lender in connection with the collection of the Loan upon an Event of Default, including but not limited to reasonable attorneys' fees, promptly upon demand of Lender. In the event the Loan does not close for any reason, each party will bear its own fees and expenses.

     10.04 Assignment. Subject to compliance with securities laws, the Note, this Agreement, the Security Instruments and the other Loan Documents may be endorsed, assigned and/or transferred by Lender, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Lender under all of the same to the extent transferred and assigned. Notwithstanding the foregoing and only in compliance with state and federal securities laws, the Note may be transferred, at Lender's option, to one or more persons, in whole or in part, so long as such transferees (a) are members, partners, shareholders or affiliates of Lender, or members, partners or shareholders of any of the foregoing; (b) agree to hold the Note subject to all the terms hereof; and (c) shall appoint Lender as its sole Lender for exercising the rights of such transferees hereunder, excepting the right to collect amounts due on the Note (or part thereof) held by such transferee, which collection rights may be exercised by any transferee. Borrower shall not assign any of its rights nor delegate any of its duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Lender shall not assign any of its rights nor delegate any of its duties hereunder or under any of the other Loan Documents to any person or entity which has not become a party to the Subordination Agreement or a replacement subordination agreement in form acceptable to Lender.

     10.05 Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower and Lender hereunder and under all of the other Loan Documents.

     10.06 Severability. If any provision(s) of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     10.07 Interest and Loan Charges Not to Exceed Maximum Allowed by Law. Anything in this Agreement, the Note, the Security Instruments or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the loan made pursuant to this Agreement, acceleration of the maturity of the unpaid balance of the loan or otherwise, shall the interest and loan charges agreed to be paid to Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrower in respect of the indebtedness evidenced by the Note shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Note and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Note exceed the maximum amounts permitted from time to time by applicable law.

     10.08 Article and Section Headings; Defined Terms. Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

     10.09 Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, telexed, or sent by certified mail or nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing, The date of personal delivery, telecopy or telex or the date of mailing (or delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement:

        The address of
        Lender is:                  Liberty Waste Lending Company, LLC
                                    3949 Browning Place
                                    Raleigh, North Carolina 27609
                                    Attention: Stephen C. Shaw, CFO

        with a copy to:             Wyrick Robbins Yates & Ponton LLP
                                    4101 Lake Boone Trail, Suite 300
                                    Raleigh, North Carolina  27607
                                    Attention: James M. Yates,  Jr.

        The address of Borrower
        and each Subsidiary is:     Liberty Waste Services, LLC
                                    625 Liberty Avenue
                                    CNG Tower, Suite 3100
                                    Pittsburgh, Pennsylvania 15222-3124
                                    Attention: Jeffrey D. Kendall, President

        with a copy to:             Kirkpatrick & Lockhart LLP
                                    1500 Oliver Building
                                    Pittsburgh, PA 15222-2312
                                    Attention: David L. Forney

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        10.10 Entire Agreement. This Agreement and the other written agreements between Borrower and Lender represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. No amendment or modification of this Agreement shall be effective except in a writing executed by each of the parties hereto.

        10.11 Governing Law; Jurisdiction. This Agreement shall be construed and enforced under the laws of the State of North Carolina. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal Court or North Carolina State Court sitting in Raleigh, North Carolina in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such courts. Each party hereto irrevocable consents to the service of process in any such action or proceeding brought in any court in or of the State of North Carolina by the delivery of copies of such process, by overnight courier, hand delivery, or by United States certified mail, to such party at the address specified in this Agreement. Nothing in this Section 10.11 shall affect the right of Lender to serve process in any other manner permitted by law or limit the right of Lender to bring any such action or proceeding against Borrower or any Subsidiary or any of the Collateral in the courts with subject matter jurisdiction or any other jurisdiction over such matter. Each party hereto hereby irrevocably waives any objection to the laying of venue of any suit or proceeding in the above-described courts.

        10.12 Counterparts. This Agreement may be executed in multiple originals or counterparts, each of which shall be deemed an original and all or which when taken together shall constitute but on and the same instrument.


        10.13. Amendments and Waivers. This Agreement may be amended and any provision may be waived by written instrument executed by Borrower and Lender. In the event all or part of the Note is sold or otherwise transferred to one or more transferees, this Agreement may be amended and any provision waived by a written instrument executed by Borrower and the holders of Notes who hold a majority of the principal amount of the Notes then outstanding.





                      [THE NEXT PAGE IS THE SIGNATURE PAGE]




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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized managers or officers, as of the day and year first above written.


                           LENDER:

                           LIBERTY WASTE LENDING COMPANY, LLC


                           By:     __________________________________________
                           Name: __________________________________________
                           Title:  __________________________________________


                           BORROWER:

                           LIBERTY WASTE SERVICES, LLC


                           By:     __________________________________________
                           Name: __________________________________________
                           Title:  __________________________________________

                           SUBSIDIARIES:

                           WASTE SERVICES OF N.E. MISSISSIPPI ACQUISITION, INC.


                           By:     __________________________________________
                           Name: __________________________________________
                           Title:  __________________________________________


                           LIBERTY WASTE SERVICES OF DECATUR, INC.


                           By:     __________________________________________
                           Name: __________________________________________
                           Title:  __________________________________________


                           LIBERTY WASTE SERVICES MANAGEMENT, INC.


                           By:     __________________________________________
                           Name: __________________________________________
                           Title:  __________________________________________


                           LIBERTY WASTE SERVICES
                           OF TENNESSEE HOLDINGS, INC.


                           By:     __________________________________________
                           Name: __________________________________________
                           Title:  __________________________________________

                           QUICK GARBAGE PICK-UP SERVICE, INC.


                           By:     __________________________________________
                           Name: __________________________________________
                           Title:  __________________________________________


                           SCOTT SOLID WASTE DISPOSAL COMPANY


                           By:     __________________________________________
                           Name: __________________________________________
                           Title:  __________________________________________